Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Rumble Inc. (the “Company”), of our auditor’s report dated March 25, 2025, relating to the consolidated financial statements of the Company, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2024, filed with the Securities Exchange Commission.

/s/ Moss Adams LLP

March 25, 2025

Seattle, Washington